UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2024

Riot Platforms, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33675	84-1553387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 Ambrosia Street, Suite 301

Castle Rock, CO 80109

(Address of principal executive offices)

(303) 794-2000

(Registrant’s telephone number, including area code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	RIOT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 – Regulation FD Disclosure.

BTC Yield KPI

From October 1, 2024 to December 13, 2024, Riot Platforms, Inc.’s (the “Company”) BTC Yield was 36.7%. From January 1, 2024 to December 13, 2024, the Company’s BTC Yield was 37.2%.

BTC Yield is a key performance indicator (“KPI”) that represents the percentage change period-to-period of the ratio between the Company’s Bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of the Company’s actual shares of common stock outstanding as of the end of the applicable period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding shares of restricted stock, restricted stock units, and performance stock units. The Company uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring and holding Bitcoin on its balance sheet to drive stockholder value. The Company believes this KPI may be used to supplement an investor’s understanding of the Company’s decision to fund the purchase of Bitcoin by issuing additional shares of its common stock or instruments convertible to common stock.

BTC Yield and Basic and Assumed Diluted Shares Outstanding

	12/31/2023	9/30/2024	12/13/2024
Total Bitcoin Holdings (Quantity)	7,362	10,427	17,429
Shares Outstanding (in ‘000s)
Common Stock	230,836	324,280	343,927
Basic Shares Outstanding(1)	230,836	324,280	343,927

2030 Convertible Shares	—	—	52,984
Warrants	63	63	63
RSUs/PSUs Unvested	401	2,147	2,145

Assumed Diluted Shares Outstanding (2)	231,300	326,490	399,199
BTC per 1,000 Assumed Diluted Shares Outstanding	31,829	31,937	43,586
BTC Yield % (Quarter to Date)			36.7%
BTC Yield % (Year to Date)			37.2%

(1)

Basic Shares Outstanding reflects the Company’s actual common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of common stock are deemed to include shares, if any, that were sold under the Company’s at-the-market equity offering program (the “ATM”) or that were to be issued pursuant to options that had been exercised or restricted stock units that have vested, but which in each case were pending issuance as of the dates presented.

(2)

Assumed Diluted Shares Outstanding refers to the aggregate of our Basic Shares Outstanding as of the end of each period plus all additional shares that would result from the assumed conversion of all outstanding 2030 Notes (as defined below), exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.

Important Information about BTC Yield KPI

As disclosed above, BTC Yield is a KPI that represents the percentage change period-to-period of the ratio between the Company’s Bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of the Company’s actual shares of common stock outstanding as of the end of each period plus all additional shares that would result from the assumed conversion of all outstanding 2030 Notes (as defined below), exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.

The Company uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring Bitcoin in a manner the Company believes is accretive to stockholders. The Company believes this KPI can be used to supplement an investor’s understanding of its decision to fund the purchase of Bitcoin by issuing additional shares of its common stock or instruments convertible to common stock. When the Company uses this KPI, management also takes into account the various limitations of this metric, including that it does not take into account debt and other liabilities and claims on Company assets that would be senior to common equity and that it assumes that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments, converted into shares of common stock in accordance with their respective terms.

Additionally, this KPI is not, and should not be understood as, an operating performance measure or a financial or liquidity measure. BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s stockholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its Bitcoin holdings, return on investment on its Bitcoin holdings, or any other similar financial measure of the performance of its business or assets.

The trading price of the Company’s common stock is informed by numerous factors including, but not limited to, the amount of Bitcoin the Company holds and the number of shares of Company stock then outstanding, and as a result, the market value of the Company’s shares may trade at a discount or a premium relative to the market value of the Bitcoin the Company holds. BTC Yield is not indicative nor predictive of the trading price of the Company’s shares of common stock.

As noted above, this KPI is narrow in its purpose and is used by management to assist it in assessing whether the Company is using equity capital in a manner accretive to stockholders solely as it pertains to its Bitcoin holdings.

In calculating this KPI, the Company does not take into account the source of capital used for the acquisition of its Bitcoin. The Company notes in particular, it has acquired Bitcoin using a portion of the net proceeds from the offering of its 0.75% Convertible Senior Notes due 2030 (the “2030 Notes”), which are convertible into shares of the Company’s common stock, as well as cash on hand, which includes a portion of the net proceeds from the sale of the Company’s common stock through its ATM. Such offerings have had the effect of increasing the BTC Yield without taking into account the corresponding debt. Conversely, if any of the Company’s 2030 Notes mature or are redeemed without being converted into common stock, the Company may be required to sell shares in quantities greater than the shares the 2030 Notes are convertible into or generate cash proceeds from the sale of Bitcoin, either of which would have the effect of decreasing the BTC Yield due to changes in the Company’s Bitcoin holdings and shares in ways that were not contemplated by the assumptions in calculating BTC Yield. Accordingly, this metric might overstate or understate the accretive nature of the Company’s use of equity capital to buy Bitcoin because not all Bitcoin may be acquired using proceeds of debt or equity offerings and not all issuances of debt or equity may involve the acquisition of Bitcoin.

The Company determines its KPI targets based on its history and future goals. The Company’s ability to achieve positive BTC Yield may depend on a variety of factors, including its ability to generate cash from operations in excess of its fixed charges and other expenses, as well as factors outside of its control, such as the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results.

The Company has historically not paid any dividends on its shares of common stock, and by presenting this KPI the Company makes no suggestion that it intends to do so in the future. Ownership of common stock does not represent an ownership interest in the Bitcoin the Company holds.

Investors should rely on the financial statements and other disclosures contained in the Company’s filings with the Securities and Exchange Commission. This KPI is merely a supplement, not a substitute to the Company’s financial statements and other disclosures. It should be used only by sophisticated investors who understand its limited purpose and many limitations.

The information disclosed pursuant to Item 7.01 in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 – Other Events.

Convertible Notes Offering

On December 16, 2024, the Company issued a press release announcing the closing of its previously announced offering of $594.4 million aggregate principal amount of the 2030 Notes, which included the partial exercise by the initial purchasers of their option to purchase additional 2030 Notes. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Bitcoin Holdings Update

During the period between December 12, 2024 and December 13, 2024, the Company acquired approximately 667 Bitcoin for approximately $67.5 million at an average price of $101,135 per Bitcoin, inclusive of fees and expenses. As of December 13, 2024, the Company increased its total holdings to 17,429 Bitcoin.

The Bitcoin purchases were made using a portion of the net proceeds from the issuance and sale of the 2030 Notes, as well as cash on hand.

Item 9.01 – Financial Statements and Exhibits.

(d)Exhibits.

EXHIBIT INDEX

The following exhibits are filed or furnished herewith:

Exhibit No.	Description
99.1	Press Release, dated December 16, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIOT PLATFORMS, INC.

By:	/s/ Colin Yee
Name:	Colin Yee
Title:	Chief Financial Officer

Date: December 16, 2024